Exhibit 10.1

January 26, 2012

Carol Kline

Dear Carol:

As we have mutually agreed, your employment with TeleTech Holdings, Inc. (“TeleTech” or “the Company”) will terminate effective the close of business on January 26, 2012 (“Termination Date”).  This letter contains a General Release of Claims (“General Release Agreement”) intended to resolve any and all disputes arising from your employment and your separation from employment with TeleTech on mutually agreeable terms as set forth below.  Please review it carefully, and if it is acceptable to you, sign and return an original copy to TeleTech Corporate Human Capital, 9197 S. Peoria Street, Englewood, CO 80112 Attn: Irma Lockridge, either by mail or by hand delivery, no sooner than the Termination Date.  You have been provided 21 days to consider whether to enter into this Agreement.

GENERAL RELEASE AGREEMENT

This General Release Agreement is made between Carol Kline (“you”) and TeleTech Holdings, Inc. (collectively, the “Parties”).  In consideration of the mutual promises and other benefits set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.              Settlement Payment:  Provided that you sign and return this General Release Agreement, and it thereafter becomes effective as described below, you will receive a lump sum payment equivalent to six (6) months of your base salary for a total amount of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) (“Settlement Payment”).  The Settlement Payment shall be made less applicable federal, state, and local taxes and other authorized deductions and shall be made within 30 days of the date that this General Release Agreement becomes effective.

2.              Benefits:  Your current medical, dental, vision and healthcare flexible spending account coverage (to the extent that you have a positive balance in that account as of the Termination Date) will be continued, at the Company’s expense, until the Termination Date.  After the Termination Date, you may continue your existing medical insurance coverage at your own expense pursuant to your rights under federal law (commonly referred to as “COBRA”).  You will receive information on COBRA in a later mailing.

3.              Other Compensation Due You:  You will receive payment for any salary earned through the Termination Date, as well as payment for your accrued but unused PTO (“paid time off”), if any, less applicable taxes and authorized or required withholding deductions.  You understand that you will be paid your earned wages and commissions, if any, and accrued but unused PTO amount set forth in this paragraph regardless of whether you sign this General Release Agreement.

4.              Reimbursement for Business Expenses:  Within five days of the Termination Date, you will provide to the Company expense reports detailing all items, if any, for which you seek reimbursement, and the required supporting documentation for such expenses.  If you hold a corporate credit card account, and there is an outstanding amount due and owing on that account, you must submit documentation showing that the account has been paid in full within five days of the Termination Date and understand and agree that if you do not, the Company may withhold any amounts due and owing on that account from the Settlement Payment.  Your expense reports and supporting documentation will be subject to the same level of review that all other similar submissions receive from the Company’s Accounting Department.  The Company will reimburse you in accordance with its existing policies and procedures.  In addition, you will provide supporting documentation for all previously filed expense reports and agree to cooperate with the Company’s Accounting Department to resolve in good faith any issues relating to expenses.

5.              Return and Prohibition of Removal of Company Property and Records.  Except as otherwise specifically provided in this General Release Agreement, you shall return all Company property and records on the Termination Date.  In the event you fail to return such property or records provided herein, you shall be liable to the Company for the value of all such property and records, and all reasonable costs, including attorneys’ fees, incurred by the Company in recovering such property or records.  Company property and records shall include, but is not limited to, cell phones, pagers, Blackberries, laptops, printers, fax machines, and any Company related document whether in written or electronic form and whether created by you or another person or entity. Company equipment, files or business information of any kind, whether written, electronic, digital, or otherwise, shall not be copied, taken or otherwise used by you without the prior written consent of the Company.  In addition, the Company reserves the right to pursue all legal and equitable relief available for breach of this paragraph.

6.              Acknowledgment:  You understand and agree that, absent this General Release Agreement, you would not otherwise be entitled to the payment specified in Paragraph 1.  Further, by signing this General Release Agreement, you agree that you are entitled only to the payments described in this General Release Agreement and that you are not entitled to any payments that are not specifically listed in this General Release Agreement, excluding vested rights you may have pursuant to the Company’s 401(k), Stock Option, Restricted Stock Units (“RSUs”) and Life Insurance plans.

7.              Stock Options and Restricted Stock Units.  You acknowledge that you are only entitled to the vested RSUs (vested RSUs automatically become TeleTech stock) listed on the attachment to this General Release Agreement.  You further acknowledge that you waive and are not entitled to any outstanding and unvested Stock Options and RSUs (collectively, the “Waived Stock Options/RSUs”).  You acknowledge and agree that the Waived Stock Options/RSUs are hereby extinguished and that you grant to the Company any and all rights, title and interests that you may have in any of the Waived Stock Options/RSUs.  You acknowledge that you are still subject to the requirements of the Federal Securities laws with respect to any:  (i) sale of TeleTech common stock or (ii) exercise and same-day-sale transaction.  In general, this means that you should not sell TeleTech common stock or enter into an exercise and same-day-sale transaction while you are in possession of material nonpublic information about TeleTech.

8.              General Release of All Claims:  In exchange for the Company’s payments in Paragraph 1, you promise that you will not sue TeleTech, including its past and present parents, subsidiaries, partnerships, affiliated companies, officers, directors, employees, attorneys or agents, including all individuals in both their individual and representative capacities, on any claim released in this Agreement.  By signing below, you release TeleTech, including its past and present parents, subsidiaries, partnerships, affiliated companies, officers, directors, employees, attorneys or agents, including all individuals in both their individual and representative capacities (collectively, the “Released Parties”), from any and all claims you may have, known or unknown, that are releasable by private agreement, arising at any time through the date that this General Release Agreement becomes effective, which is eight (8) days after you sign it without revoking it. The release specifically includes and is not limited to:

a.                                       any and all rights or claims under any of the following laws: Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000-e, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Family and Medical Leave Act of 1993, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the Fair Labor Standards Act of 1938, as amended; the National Labor Relations Act; the Occupational Safety and Health Act, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act of 1990, as amended; the Civil Rights Acts of 1866, 1871, and 1991; the Equal Pay Act of 1963; the Employee Retirement and Income Security Act of 1974, as amended; the Immigration Reform and Control Act, as amended; and any other federal, state, or local employment statute, law, or ordinance, including any and all claims of employment discrimination based on race, color, creed, religion, national origin, sex, age, marital status, disability, sexual orientation, lawful off-duty conduct, or retaliation; and

b.                                      any and all common-law claims such as wrongful discharge, violation of public policy, breach of contract, promissory estoppel, defamation, negligence, infliction of emotional distress, any intentional torts, outrageous conduct, interference with contract, fraud, misrepresentation, and invasion of privacy; and

c.                                       any and all claims for any of the following: money damages(including actual, compensatory, liquidated or punitive damages), equitable relief such as reinstatement or injunctive relief, front or back pay, wages, benefits, sick pay, PTO pay, vacation pay, severance pay under the TeleTech Holdings, Inc. Severance Pay Plan, costs, interest, expenses, attorney fees, or any other remedies; and

d.                                      any and all claims arising under any federal or state “whistleblower” law, including without limitation the Sarbanes-Oxley Act of 2002, the Whistleblower Protection Act, and common-law wrongful discharge in violation of public policy.

9.              Age Waiver for Employee 40 Years Old or More:  By signing this General Release Agreement, you acknowledge that:

a.               The General Release in this General Release Agreement includes a waiver and release of all claims you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.);

b.              You have carefully read, and understand, this General Release Agreement;

c.               You have twenty-one (21) days from the Termination Date to consider your rights and obligations under this General Release Agreement and if you elect to sign it sooner, have done so knowingly, voluntarily, and after giving it your due consideration;

d.              You were, and hereby are, advised to consult with an attorney and/or any other advisors of your choice before signing this General Release Agreement;

e.               You understand that this General Release Agreement is legally binding and by signing it you give up certain rights;

f.                 You have voluntarily chosen to enter into this General Release Agreement and have not been forced or pressured in any way to sign it;

g.              You knowingly and voluntarily release the Released Parties from any and all claims you may have, known or unknown, in exchange for the payments and benefits you have obtained by signing this General Release Agreement, and that these payments are in addition to any payments or benefits you would have otherwise received if you did not sign this General Release Agreement;

h.              You have seven (7) days from the date you sign this General Release Agreement to change your mind and revoke your acceptance.  To be effective, your revocation must be in writing and tendered to TeleTech Corporate Human Capital, 9197 S. Peoria Street, Englewood, CO 80112, Attn: Irma Lockridge, either by mail or by hand delivery, within the seven (7) day period.  If by mail, the revocation must be:  1) postmarked within the seven (7) day period; 2) properly addressed; and 3) sent by Certified Mail, Return Receipt Requested.

The General Release Agreement will become effective on the eighth day after you sign it, provided you do not revoke your acceptance.  You understand that the Company is not required to make the payments described herein unless and until this General Release Agreement becomes effective; and

i.                  You understand that this General Release Agreement does not waive any rights or claims that may arise after this General Release Agreement is signed and becomes effective, which is after the Company’s actual receipt of your signed signature page and after the 7-day revocation period has expired.

10.       No Admission of Wrongdoing:  By entering into this General Release Agreement, neither you nor the Company nor any of the Released Parties suggest or admit any wrongdoing or violation of law.

11.       No Negative Statements:  You agree not to make any negative or disparaging statements about, or do anything which could damage, the Released Parties, or any of their services, reputations, employees or financial status, or any of their business relationships. It will not be a violation of this paragraph for you to make truthful statements, under oath, as required by law or formal legal process.  The Company reserves the right to pursue all legal and equitable relief available for breach of this paragraph.

12.       No Claims Filed:  As a condition of the Company entering into this General Release Agreement, you represent that you have not filed, and do not intend to file, any lawsuit against the Company, or any of the other Released Parties.  This General Release Agreement shall not be construed to prohibit you from filing a charge or complaint with the National Labor Relations Board, the Equal Employment Opportunity Commission, or participating in any investigation or proceedings conducted by either entity; however, you agree that you are waiving your right to monetary recovery should any federal, state, or local administrative agency pursue any claims on your behalf arising out of or relating to your employment with and/or separation from employment with the Company.

13.       Breach of this General Release Agreement:  You promise to abide by the terms and conditions in this General Release Agreement and understand that if you do not, the Company is entitled to seek damages and injunctive relief.

14.       Entire Agreement:  This General Release Agreement, together with the Arbitration Agreement, Agreement to Protect Confidential Information, Assign Inventions and Non-Solicitation and any agreements regarding Company stock, Stock Options, RSUs or any other equity units (collectively, the “Employee Agreements”) constitute the complete understanding between the Parties concerning all matters affecting your employment with the Company, the termination thereof and any ongoing responsibilities.  You hereby affirm and will comply with any and all ongoing obligations contained in the Employee Agreements, including obligations relating to confidentiality of Company information and binding arbitration.  Moreover, you acknowledge that no promises or representations have been made to induce you to sign this General Release Agreement other than as expressly set forth herein and that you have signed this General Release Agreement as a free and voluntary act.

15.       Severability.  If any clause, provision or paragraph of this General Release Agreement is found to be void, invalid or unenforceable, such finding shall have no effect on the remainder of this General Release Agreement, which shall continue to be in full force and effect.   Each provision of this General Release Agreement shall be valid and enforced to the fullest extent permitted by law.

16.       Changes to the General Release Agreement:  This General Release Agreement may not be changed unless the changes are in writing and signed by you and an authorized representative of the Company.

17.       Governing Law.  This General Release Agreement shall be governed and construed in accordance with the laws of the State of Colorado, excluding its choice of law rules, and shall be binding upon the parties hereto and their respective successors and assigns.

18.       Miscellaneous.

a.               This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected.  You acknowledge that you may hereafter discover facts different from, or in addition to, those which you now know to be or believe to be true with respect to the Agreement, and you agree that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

b.              In making the decision to enter into this Agreement, you have not relied on any statement made by the Company, either express or implied, either by statement or omission; and

c.               You hereby admit, acknowledge and agree that the payments described in this Agreement reflect the full and final payment of any wages and/or bonus amounts and/or other benefits that are or could be due under the terms of your employment with the Company.

d.              You represent that you have not filed any Workers Compensation claim and that you have no knowledge of any facts that give rise to, or which potentially give rise to, a claim for physical or mental injury arising from your work for the company.

e.               Cooperation.  You agree to cooperate with Company and its legal counsel, and to furnish any and all complete and truthful information, testimony or affidavits, in connection with any matter or project that arose during your employment with Company, or in connection with any litigation, governmental proceeding or investigation, arbitration or claim, that in any way relates to the business or operations of Company or of which you may have any knowledge or involvement.  You will consult with and provide information to Company and its legal counsel concerning all such matters, and appear as and when requested to provide any such information, assistance or testimony on reasonable notice.  Company will use its best efforts to have such cooperation performed at reasonable times and places and in a manner as not to unreasonably interfere with any other employment in which you may then be engaged.  Nothing in this Agreement will be construed or interpreted as requiring you to provide any testimony, sworn statement or declaration that is not complete and truthful.  If Company requires you to travel outside the metropolitan area in the United States where you then resides to provide any testimony or otherwise provide any such assistance, Company agrees to reimburse you for any reasonable, ordinary and necessary travel and lodging expenses incurred by you to do so, provided you submit all documentation required under Company’s reimbursement policies and as otherwise may be required to satisfy any requirements under applicable tax laws for Company to deduct those expenses.

f.                 Section 409A.  If you are a “specified employee” (within the meaning of “Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) and to the extent that any amounts payable or other benefits receivable by you pursuant to this Agreement provide for a “deferral of compensation” within the meaning of Section 409A, then, notwithstanding anything to the contrary in this Agreement, such payment or benefits will be provided, to the extent necessary to comply with Section 409A, no earlier than the first business day following the six month anniversary of your termination.  In determining whether a termination of employment has occurred for purposes of applying the terms of this Agreement, the provisions of Section 409A and the regulations issued thereunder will control.

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If you agree, please sign and return to Irma Lockridge as instructed above.

By signing below, you accept this General Release Agreement and all of the terms herein.

TELETECH

By:	/s/ Michael Jossi	By:	/s/ Carol Kline
	Michael Jossi		Carol Kline
EVP, Global Human Capital

Date:	January 26, 2012	Date:	January 26, 2012